UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2005

COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1800 – 114th Avenue SE

BELLEVUE, WA 98004

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (425) 943-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 17, 2005, Coinstar, Inc. (the “Company”) entered into a LLC Interest Purchase Agreement (the “Agreement”) by and among Redbox Automated Retail, LLC (“Redbox”), McDonald’s Ventures, LLC and the Company.

In accordance with the Agreement, the Company will invest at closing $20 million in cash in Redbox in exchange for a 47.30% ownership interest in Redbox. If Redbox attains certain performance goals in the first year, the Company will invest an additional $12 million in Redbox, which will not affect the Company’s ownership interest in Redbox. For one year following the two-year anniversary of closing the transaction, the Company, in its sole discretion, has the option to acquire a majority interest in Redbox.

Closing of the transaction is expected in the next thirty days and is subject to certain customary closing conditions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement. A copy of the Agreement is attached hereto as an exhibit and is incorporated herein by reference.

Item 8.01	Other Events.

The Company issued a press release on November 17, 2005. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	LLC Interest Purchase Agreement dated November 17, 2005 by and among Redbox Automated Retail, LLC, McDonald’s Ventures, LLC and Coinstar, Inc.*

99.1	Press Release issued by Coinstar dated November 17, 2005

*	Certain exhibits and schedules in connection with the LLC Interest Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Coinstar agrees to provide the Commission a copy of any such exhibit or schedule upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.

Date: November 17, 2005	By:	/s/ David W. Cole
David W. Cole Chief Executive Officer

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